Exhibit 99.1

Booz Allen Hamilton Announces PRICING of Senior Notes Offering

McLean, Virginia – June 7, 2021 – Booz Allen Hamilton Holding Corporation (NYSE: BAH) (“Booz Allen”) announced that its wholly-owned subsidiary, Booz Allen Hamilton Inc. (the “Issuer”), has priced $500.0 million aggregate principal amounts of its 4.000% Senior Notes due 2029 (the “Notes”). The offering is expected to close on June 17, 2021, subject to certain closing conditions. Each of the Issuer’s existing and future restricted subsidiaries that guarantee the Issuer’s obligations under its senior credit facility and certain other indebtedness (the “Guarantors”) will guarantee the Notes on a senior unsecured basis.

The Issuer intends to use the net proceeds from the sale of the Notes to fund the acquisition of Liberty IT Solutions, LLC (the “Acquisition”) and to pay related fees and expenses. The closing of the Acquisition is not contingent on the receipt of any financing, including from the sale of the Notes, and may occur prior to the closing of the offering. If the Acquisition is not consummated, the Issuer intends to use the net proceeds from the sale of the Notes for working capital and other general corporate purposes.

The Notes and the guarantees are being offered and sold in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees will be offered and sold only to qualified institutional buyers pursuant to Rule 144A and in offshore transactions to non-U.S. persons pursuant to Regulation S, each under the Securities Act.

The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding Booz Allen’s financing plans, including statements related to the Issuer’s offering of the Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Issuer will consummate the Acquisition or the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Issuer and the Guarantors will be able to satisfy the conditions required to close any sale of the Notes. Booz Allen’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Booz Allen and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended March 31, 2021 and other filings made by Booz Allen with the Securities and Exchange Commission.

Contacts

Jessica Klenk, Media Relations

Klenk_Jessica@bah.com

703-377-4296

Rubun Dey, Investor Relations

Dey_Rubun@bah.com

703-377-5332